Exhibit 99.1

Teladoc Health Reports Third-Quarter 2021 Results

●	Third quarter revenue grows 81% year-over-year to $522 million, updating 2021 revenue outlook to $2,015 million to $2,025 million.

●	Total third quarter visits top 3.9 million – 37% higher than Q3 2020.

●	Significant new agreements with CVS Health and Centene to provide Teladoc Health’s Primary360 to deliver greater care access and health engagement.

●	Teladoc Health ranked 1st in consumer satisfaction by J.D. Power 2021 U.S. Telehealth Satisfaction Study.

PURCHASE, NY, October 27, 2021— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the quarter ended September 30, 2021.

“Our strong performance in the third quarter reflects our continued success in leading the transformation of healthcare delivery and expanding access for all,” said Jason Gorevic, chief executive officer at Teladoc Health. “By leveraging our unique combination of data, analytics, technology and dedicated healthcare professionals, we are driving growth across our business. The third quarter was notable in expanding relationships with a number of leading national health plans with the successful launch of our Primary360 offering which reimagines the primary care model and delivers increased access and engagement to members.”

“As we look ahead to the rest of 2021 and into 2022, we are confident in our ability to innovate, anticipate and solve for the evolving whole-person health needs of consumers and healthcare professionals globally," Gorevic added.

Financial Results for the Third Quarter and Nine Months Ended September 30, 2021

Revenue
($ thousands, unaudited)
	Quarter Ended		Year over Year	Nine Months Ended		Year over Year
	September 30,		Growth	September 30,		Growth
	2021	2020		2021	2020
Access Fees Revenue
U.S.	$413,594	$194,622	113%	$1,161,084	$454,582	155%
International	37,989	31,997	19%	112,699	91,261	23%
Total	451,583	226,619	99%	1,273,783	545,843	133%

Visit Fee Revenue
U.S.	59,863	50,948	18%	173,399	152,944	13%
International	116	96	22%	368	705	(48)%
Total	59,979	51,044	18%	173,767	153,649	13%

Other
U.S.	9,583	10,299	(7)%	29,617	10,299	188%
International	513	850	(40)%	1,305	850	54%
Total	10,096	11,149	(9)%	30,922	11,149	177%

Total Revenue	$521,658	$288,812	81%	$1,478,472	$710,641	108%

n/m – Not meaningful

Membership and Visit Fee Only Access
(millions)
	Quarter Ended
	September 30,		Growth
	2021	2020
U.S. Paid Membership	52.5	51.5	2%

U.S. Visit Fee Only Access	23.6	21.8	8%

Chronic Care Enrollment	0.725	-	n	/m

Visits
(thousands)
	Quarter Ended		Year over Year		Nine Months Ended		Year over Year
	September 30,		Growth		September 30,		Growth
	2021	2020			2021	2020
U.S. Visits	3,354	2,390	40%		9,114	6,306	45%
International Visits	531	445	19%		1,475	1,330	11%
Total Visits	3,885	2,835	37%		10,589	7,636	39%

Utilization	23.7%	16.5%	713	pt	21.6%	15.4%	620	pt

Platform-Enabled Sessions*	969	986	(2)%		3,079	986	212%

Total Visits & Sessions Provided & Enabled	4,854	3,821	27%		13,667	8,622	59%

* Platform-Enabled Sessions are a unique instance in which our licensed software platform has facilitated a virtual voice or video encounter between a care provider and our client’s patient, or between care providers. We believe platform-enabled sessions are an indicator of the value our clients derive from the platform they license from us in order to facilitate virtual care.

●	Net loss was $(84.3) million for the third quarter of 2021 compared to $(35.9) million for the third quarter of 2020. Net loss was $(417.8) million for the first nine months of 2021 compared to $(91.2) million for the first nine months of 2020. The third quarter and first nine months of 2021 include stock-based compensation expense of $71.7 million and $241.0 million, respectively, representing increases of $50.8 million and $179.8 million, respectively, from the third quarter and first nine months of 2020, substantially reflecting higher expense associated with Livongo stock awards that continue to vest after the merger. Net loss also includes amortization of acquired intangibles of $45.1 million and $133.8 million, respectively, for the third quarter and first nine months of 2021, representing increases of $35.0 million and $109.2 million, respectively, from the third quarter and first nine months of 2020, substantially reflecting higher amortization of acquired intangible assets from the Livongo and InTouch Health acquisitions. Net loss also includes loss on extinguishment of debt of $0.8 million and $43.7 million, respectively, for the third quarter and first nine months of 2021, a decrease of $0.4 million and an increase of $34.7 million, respectively, from the third quarter and first nine months of 2020, primarily reflecting the exchange of convertible senior notes in the first nine months of 2021. Net loss also includes non-cash income tax expense of $3.6 million and $93.9 million, respectively, for the third quarter and first nine months of 2021, substantially reflecting the recording of a valuation allowance on stock compensation benefits associated with the Livongo merger recorded in the first quarter of 2021.

●	Net loss per basic and diluted share was $(0.53) for the third quarter of 2021 compared to $(0.43) for the third quarter of 2020. Net loss per basic and diluted share was $(2.68) and $(1.17) for the first nine months of 2021 and 2020, respectively. Net loss per basic and diluted share includes stock-based compensation expense of $0.45 per share and $0.25 per share for the third quarter of 2021 and 2020, respectively, and $1.55 per share and $0.79 per share for the first nine months of 2021 and 2020, respectively. Net loss per basic and diluted share also includes amortization of acquired intangible assets of $0.28 per share and $0.12 per share for the third quarter of 2021 and 2020, respectively, and $0.86 per share and $0.32 per share for the first nine months of 2021 and 2020, respectively. Net loss per basic and diluted share also includes loss on extinguishment of debt of $0.01 per share for the third quarter of both 2021 and 2020, and $0.28 per share and $0.12 per share for the first nine months of 2021 and 2020, respectively. In addition, net loss per basic and diluted share includes the non-cash income tax charge (benefit) referred to above of $0.02 per share and $(0.03) per share for the third quarter of 2021 and 2020, respectively, and $0.60 per share for the first nine months of 2021 as compared to a benefit of $(0.07) per share in the first nine months of 2020. The number of weighted-average shares outstanding was 159.4 million and 155.9 million for the third quarter and first nine months of 2021, respectively, up from 83.6 million and 77.8 million for the third quarter and first nine months of 2020, substantially reflecting the impact of the Livongo and InTouch Health acquisitions.

●	GAAP Gross margin, which includes depreciation and amortization, was 67.1 percent for the third quarter of 2021 and 63.3 percent for the third quarter of 2020. For the first nine months of 2021 and 2020, GAAP Gross margin was 67.3 percent and 61.7 percent, respectively.

●	Adjusted Gross margin was 67.6 percent for the third quarter of 2021 compared to 63.7 percent for the third quarter of 2020. For the first nine months of 2021 and 2020, Adjusted Gross margin was 67.9 percent and 62.3 percent, respectively.

●	EBITDA was a loss of $(8.7) million for the third quarter of 2021 compared to a loss $(6.8) million for the third quarter of 2020. EBITDA was a loss of $(72.3) million and $(15.4) million, respectively, for the first nine months of 2021 and 2020. EBITDA includes stock-based compensation expense of $71.7 million and $241.0 million for the third quarter and first nine months of 2021, respectively, representing increases of $50.8 million and $179.8 million from the third quarter and first nine months of 2020, respectively, substantially reflecting higher expense associated with Livongo stock awards that continue to vest after the merger. EBITDA also includes acquisition, integration and transformation costs of $4.3 million and $22.1 million for the third quarter and first nine months of 2021, respectively, representing decreases of $21.1 million and $8.6 million from the third quarter and first nine months of 2020, respectively.

●	Adjusted EBITDA was $67.4 million for the third quarter of 2021 compared to $39.5 million for the third quarter of 2020. Adjusted EBITDA was $190.8 million for the first nine months of 2021 compared to $76.5 million for the first nine months of 2020.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

Teladoc Health provides guidance based on current market conditions and expectations. Given the uncertainty of the expected path of the COVID-19 pandemic as well as the broader economic impact, our updated guidance is based on what we know today. As this is an evolving situation, circumstances are likely to change, but we believe our guidance ranges provide a reasonable baseline for 2021 financial performance.

For the fourth-quarter 2021, we expect:

●	Total revenue to be in the range of $536 million to $546 million.
●	EBITDA to be in the range of $(8) million to $(3) million.
●	Adjusted EBITDA to be in the range of $69 million to $74 million.
●	Net loss per share, based on 160 million weighted average shares outstanding, to be between $(0.73) and $(0.53).
●	Total U.S. paid membership to be in the range of 52.5 million to 53.5 million members and visit fee only access to be available to approximately 23 million to 24 million individuals.
●	Total visits to be between 3.9 million and 4.1 million.

For the full-year 2021, we expect:

●	Total revenue to be in the range of $2,015 million to $2,025 million.
●	EBITDA to be in the range of $(80) million to $(75) million.
●	Adjusted EBITDA to be in the range of $260 million to $265 million, including an estimated $20 million in lower expenses primarily related to Livongo devices as a result of the merger.

●	Net loss per share, based on 157 million weighted average shares outstanding, to be between $(3.40) and $(3.20).
●	Total U.S. paid membership to be in the range of 52.5 million to 53.5 million members and visit fee only access to be available to approximately 23 million to 24 million individuals.
●	Total visits to be between 14.5 million and 14.7 million.

Quarterly Conference Call

The third quarter 2021 earnings conference call and webcast will be held Wednesday, October 27, 2021 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-833-968-2101 for U.S. participants, or 1-236-714-2089 for international participants, and referencing Conference ID Number: 3489052; or via a live audio webcast available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A webcast replay will be available for on-demand listening shortly after the completion of the call at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Ranked best in KLAS for Virtual Care Platforms in 2020 and #1 among direct-to-consumer telehealth providers in the J.D. Power 2021 U.S. Telehealth Satisfaction Study, Teladoc Health leverages more than a decade of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future revenues, future earnings, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; (v) changes to our abilities to recruit and retain qualified providers into our network; and (vi) the impact of the COVID-19 pandemic on our operations, demand for our services and general economic conditions, as well as orders, directives and legislative action by local, state, federal and foreign governments in response to the spread of COVID-19. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	September 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$823,828	$733,324
Short-term investments	2,538	53,245
Accounts receivable, net of allowance of $11,277 and $6,412, respectively	178,072	169,281
Inventories	56,937	56,498
Prepaid expenses and other current assets	95,941	47,259
Total current assets	1,157,316	1,059,607
Property and equipment, net	27,027	28,551
Goodwill	14,470,399	14,581,255
Intangible assets, net	1,932,012	2,020,864
Operating lease - right-of-use assets	47,935	46,647
Other assets	17,890	18,357
Total assets	$17,652,579	$17,755,281
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$34,655	$46,030
Accrued expenses and other current liabilities	106,252	83,657
Accrued compensation	75,891	94,593
Deferred revenue-current	72,865	52,356
Advances from financing companies	12,442	13,453
Current portion of long-term debt	0	42,560
Total current liabilities	302,105	332,649
Other liabilities	1,328	1,616
Operating lease liabilities, net of current portion	42,729	43,142
Deferred revenue, net of current portion	4,075	2,449
Advances from financing companies, net of current portion	9,561	9,926
Deferred taxes	93,824	102,103
Convertible senior notes, net	1,211,375	1,379,592
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 160,013,751 shares and 150,281,099 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	160	150
Additional paid-in capital	17,399,023	16,857,797
Accumulated deficit	(1,410,469)	(992,661)
Accumulated other comprehensive (loss) gain	(1,132)	18,518
Total stockholders’ equity	15,987,582	15,883,804
Total liabilities and stockholders’ equity	$17,652,579	$17,755,281

TELADOC HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$521,658	$288,812	$1,478,472	$710,641
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	169,041	104,725	475,273	267,887
Operating expenses:
Advertising and marketing	111,078	52,302	303,738	132,395
Sales	62,602	23,483	191,251	60,110
Technology and development	80,250	29,958	239,017	72,244
Acquisition, integration and transformation costs	4,340	25,395	22,084	30,686
General and administrative	103,016	59,742	319,404	162,699
Depreciation and amortization	51,907	12,932	151,907	32,535
Total expenses	582,234	308,537	1,702,674	758,556
Loss from operations	(60,576)	(19,725)	(224,202)	(47,915)
Loss on extinguishment of debt	850	1,227	43,728	8,978
Other expense (income), net	376	252	(5,493)	827
Interest expense, net	18,895	16,970	61,493	38,849
Net loss before taxes	(80,697)	(38,174)	(323,930)	(96,569)
Income tax expense (benefit)	3,643	(2,290)	93,878	(5,400)
Net loss	$(84,340)	$(35,884)	$(417,808)	$(91,169)

Net loss per share, basic and diluted	$(0.53)	$(0.43)	$(2.68)	$(1.17)

Weighted-average shares used to compute basic and diluted net loss per share	159,435,165	83,607,902	155,926,680	77,821,073

TELADOC HEALTH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows provided by operating activities:
Net loss	$(417,808)	$(91,169)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	151,907	32,535
Depreciation of rental equipment	2,500	851
Amortization of right-of-use assets	8,185	4,643
Allowance for doubtful accounts	11,353	2,320
Stock-based compensation	240,971	61,151
Deferred income taxes	91,414	(4,096)
Accretion of interest	46,843	29,459
Loss on extinguishment of debt	40,631	8,978
Gain on sale of investment	(5,901)	0
Other, net	38	216
Changes in operating assets and liabilities:
Accounts receivable	(19,407)	(16,450)
Prepaid expenses and other current assets	(34,566)	(5,906)
Inventory	(2,661)	(2,392)
Other assets	(3,432)	140
Accounts payable	(11,115)	6,584
Accrued expenses and other current liabilities	15,880	17,269
Accrued compensation	(17,352)	9,329
Deferred revenue	20,002	15,348
Operating lease liabilities	(8,202)	(4,360)
Other liabilities	1,502	(3,025)
Net cash provided by operating activities	110,782	61,425
Cash flows used in investing activities:
Capital expenditures	(5,611)	(2,872)
Capitalized software development costs	(35,402)	(14,515)
Proceeds from marketable securities	50,000	0
Proceeds from the sale of investment	10,901	0
Acquisitions of business, net of cash acquired	(75,944)	(159,663)
Other, net	3,150	0
Net cash used in investing activities	(52,906)	(177,050)
Cash flows provided by financing activities:
Net proceeds from the exercise of stock options	22,956	40,627
Proceeds from issuance of 2027 Notes	0	1,000,000
Payment of issuance costs of 2027 Notes	0	(24,070)
Repurchase of 2022 Notes	(139)	(228,153)
Proceeds from advances from financing companies	10,677	1,924
Payment against advances from financing companies	(12,053)	(4,427)
Proceeds from employee stock purchase plan	13,996	2,473
Cash received for withholding taxes on stock-based compensation, net	3,109	326
Other, net	(4,224)	0
Net cash provided by financing activities	34,322	788,700
Net increase in cash and cash equivalents	92,198	673,075
Foreign exchange difference	(1,694)	(129)
Cash and cash equivalents at beginning of the period	733,324	514,353
Cash and cash equivalents at end of the period	$823,828	$1,187,299

Income taxes paid	$3,114	$786

Interest paid	$7,973	$5,612

Stock-based Compensation Summary

Total compensation costs for stock-based awards were recorded as follows (in thousands):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Cost of revenue (exclusive of depreciation and amortization, which is shown separately)	$2,162	$128	$6,310	$128
Advertising and marketing	5,244	1,644	15,141	4,447
Sales	17,518	3,275	57,638	9,465
Technology and development	22,910	2,622	77,335	7,285
General and administrative	23,867	13,239	84,547	39,826
Total stock-based compensation expense (1)	$71,701	$20,908	$240,971	$61,151
(1)	Excluding the amount capitalized related to internal software development projects.

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with GAAP, we use adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA, which are non-GAAP financial measures, to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as the primary measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue. We believe that these measures provide investors meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis.

EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; taxes; depreciation and amortization; and loss on extinguishment of debt. Adjusted EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; taxes; depreciation and amortization; loss on extinguishment of debt; stock-based compensation; and acquisition, integration and transformation costs. We believe that making such adjustments provides investors meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis.

We believe the above financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA may vary from that of others in our industry. None of adjusted gross profit, adjusted gross margin, EBITDA nor adjusted EBITDA should be considered as an alternative to net loss before taxes, net loss, net loss per share or any other performance measures derived in accordance with GAAP.

Adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
●	Adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
●	EBITDA and adjusted EBITDA do not reflect the significant interest expense on our debt;
●	EBITDA and adjusted EBITDA eliminate the impact of income taxes on our results of operations;
●	EBITDA and adjusted EBITDA do not reflect the loss on extinguishment of debt;
●	EBITDA and adjusted EBITDA do not reflect other expense (income), net;
●	Adjusted EBITDA does not reflect the significant acquisition, integration and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;
●	Adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
●	other companies in our industry may calculate adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA differently than we do, limiting the usefulness of these measures as comparative measures.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

We have not reconciled EBITDA or adjusted EBITDA guidance to GAAP net loss because we do not provide guidance on the individual reconciling items between EBITDA and adjusted EBITDA and GAAP net loss. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as the tax impact of share-based compensation, the effect of which may be significant. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin

(In thousands, unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$521,658	$288,812	$1,478,472	$710,641
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(169,041)	(104,725)	(475,273)	(267,887)
Depreciation and amortization of intangible assets	(2,545)	(1,149)	(8,233)	(4,078)
Gross Profit	350,072	182,938	994,966	438,676
Depreciation and amortization of intangible assets	2,545	1,149	8,233	4,078
Adjusted gross profit	$352,617	$184,087	$1,003,199	$442,754

Gross margin	67.1%	63.3%	67.3%	61.7%
Adjusted gross margin	67.6%	63.7%	67.9%	62.3%

The following is a reconciliation of Net Loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(In thousands, unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss	$(84,340)	$(35,884)	$(417,808)	$(91,169)
Add:
Loss on extinguishment of debt	850	1,227	43,728	8,978
Other expense (income), net	376	252	(5,493)	827
Interest expense, net	18,895	16,970	61,493	38,849
Income tax expense (benefit)	3,643	(2,290)	93,878	(5,400)
Depreciation and amortization	51,907	12,932	151,907	32,535
EBITDA	(8,669)	(6,793)	(72,295)	(15,380)
Stock-based compensation	71,701	20,908	240,971	61,151
Acquisition, integration and transformation costs	4,340	25,395	22,084	30,686
Adjusted EBITDA	$67,372	$39,510	$190,760	$76,457

Investors:
Patrick Feeley

914-265-7925

IR@teladochealth.com

Media:

Chris Stenrud

860-491-8821

pr@teladochealth.com